Exhibit 99.1

Wuhan General Reports Second Quarter 2008
Financial Results

- Revenue Increases 77% to $31 Million -
- Net income Increases 30% to $5.5 Million -

Wuhan China, August 13, 2008 - Wuhan General Group (China), Inc. (“Wuhan General” or the “Company”, NASDAQ: WUHN), a leading manufacturer of industrial blowers and turbines based in Wuhan, China, today announced consolidated financial results for the quarter ended June 30, 2008.

For the second quarter of 2008, total sales increased 76.8% to $31.0 million as compared to $17.5 million in the second quarter of 2007. This increase was attributable to continued strong demand in China for equipment related to power generation, environmental protection, and general infrastructure projects. For the six months ended June 30, 2008, sales increased 89.9% to $56.6 million as compared to $29.8 million for the first half of 2007.

Gross profit increased 77.0% to $9.6 million in the second quarter of 2008 as compared to $5.4 million in the prior year period. Gross margin as a percentage of revenue was 30.9% compared to 30.8% in the prior year period. For the six months ended June 30, 2008 gross profit increased to $17.6 million or 88.6% relative to the same period in 2007. Gross margin for the six months ended June 30, 2008 was 31.1% as compared to 31.3% in the prior year period.

Operating expenses for the quarter increased 258.7% from $1.0 million in the second quarter of 2007 to $3.7 million in the second quarter of 2008. As a percentage of sales, operating expenses increased to 11.9% from 5.9% in the second quarter of 2007. For the six months ended June 30, 2008, operating expenses as a percentage of sales increased to 11.2% from 9.8% in the prior year period. This increase is mostly due to expenses related to being a U.S. public company and to list the Company’s stock on the NASDAQ Capital Market.

Operating income increased $1.5 million, or 34.3%, to $5.9 million for the three months ended June 30, 2008 as compared to $4.4 million for the same period in 2007. As a percentage of sales, operating income was 19.0% for the three months ended June 30, 2008 compared to 25.0% for the same period in 2007. Operating income increased $4.9 million, or 76.1%, to $11.3 million for the six months ended June 30, 2008 from $6.4 million for the same period in 2007. As a percentage of sales, operating income was 19.9% for the six months ended June 30, 2008 compared to 21.5% for the same period in 2007. The decrease of operating income as a percentage of sales is attributable to the increase of operating expenses described above.

Net income increased 30.3% to $5.5 million versus $4.2 million in the prior year period. Net margin decreased to 17.6% from 23.9% in the second quarter of 2007. Earnings per diluted share for the second quarter of 2008 increased 9.1% to $0.12 per share versus $0.11 in the prior year period. Diluted shares outstanding increased 24.6% in the second quarter of 2008, to 47.4 million shares, compared to 38.0 million shares in the prior year period. During the six months ended June 30, 2008, net income increased $4.2 million, or 70.0%, to $10.3 million, as compared to $6.0 million in the prior year period. Diluted earnings per share increased 22.2%, from $0.18 (excluding the accounting impact of a constructive preferred dividend) in the prior year period to $0.22 for the six months ended June 30, 2008. Diluted shares outstanding increased 81.6% in the first half of 2008 compared to the first half of 2007.

Balance Sheet

Accounts receivable decreased from $41.8 million at the end of the first quarter of 2008 to $36.0 million at the close of the second quarter. This decrease reflects the Company’s ongoing effort to more efficiently collect payment from customers. The Company makes a provision for uncollectible accounts on a quarterly basis and does not expect to have to significantly increase that provision as a percentage of sales in the future. The Company also has banking facilities in place sufficient to support its working capital requirements. The Company continues to work with its banks to ensure that adequate financing will be available as the Company grows and foresees no problem relative to securing necessary bank financing in the future.

Construction in progress increased $8.7 million from $10.6 million at the end of the first quarter of 2008 to $19.3 million at the end of the second quarter of 2008 as the Company continued work on its new turbine facility which is expected to be completed by the end of 2008.

Mr. Xu Jie, Chief Executive Officer of Wuhan General, commented, "We are very pleased to have completed another successful quarter for Wuhan General. Growth was very strong across both of our business segments and relative to all of our major customer segments including iron and steel, petrochemicals, and power generation. Despite increasing raw material costs we were able to maintain gross margins as we continue to focus on improving manufacturing efficiency. We are particularly pleased to have decreased our working capital position via improved collections. Days outstanding for accounts receivable decreased from 159 days at the end of the first quarter of 2008 to 120 days at the close of the second quarter. Our experience is that this level would not be considered high for companies selling to industrial customers in China. Although we are confident we are adequately providing for possible uncollectible accounts, we also recognize the importance of minimizing our working capital needs so as to strengthen our financial position and maximize the return we provide to our shareholders. We will continue to make this issue a priority and to apply maximum effort to protecting our financial strength.”

The Company reiterated its guidance for 2008 of $119.7 million in revenue and $22.0 million in net income, increases of 45% and 48% respectively over 2007.

“We remain on course to make 2008 a highly successful year for Wuhan General. Demand relative to our primary markets—power generation, environmental protection, and general infrastructure projects—continues to be high. We remain confident that our technical ability will allow us to continue to gain market share. Our new turbine manufacturing facility, already partially operational, is on schedule to be completed by the end of 2008, which will further increase our capacity to meet the growing demand for our products. The first half of 2008 has been a successful period for Wuhan General and we expect that trend to continue through the remainder of the year,” concluded Mr. Xu.

Conference Call

The Company will host an earnings focused conference call at 8:00am ET on Thursday, August 14, 2008 to discuss its second quarter 2008 financial results. Listeners may access the call by dialing # 913-312-1471. A live webcast of the conference call will also be available at http://www.viavid.net. A replay of the call will be available from August 14th through August 21st. Listeners may access the replay by dialing # 719-457-0820; passcode: 2702774.

About Wuhan General

Wuhan General (NASDAQ: WUHN) designs, manufactures, and distributes industrial blowers and turbines. Blowers are used in a variety of applications where large amounts of air have to be moved. Examples include electricity generation, air pollution control, and ventilation and aeration in subways and vehicular tunnels, mines, and sewage treatment facilities. Wuhan General manufactures both steam and water turbines, which are used for electricity generation in coal, oil, nuclear, and hydroelectric power plants. The company is located in Wuhan, China, a major industrial city of 8 million people strategically located in the south-central part of China.

Safe Harbor Statement

Certain statements in this press release, including those concerning our future financial performance and market share, our ability to collect on our customer accounts, the cost of raw materials, growth of our blower and turbine businesses and our technical abilities, the markets for blowers, turbines and anti-pollution equipment generally in China, the changing competitive environment in our industry and our ability to adapt, completion of Wuhan General's turbine manufacturing facility, the Chinese economy and regulation, may be forward-looking in nature or "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to vulnerability of our business to general economic downturn, operating in China generally and the potential for changes in Chinese laws that affect our operations, our failure to meet or timely meet contractual performance standards and schedules and other factors that may cause actual results to be materially different from those described in such forward-looking statements. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on Wuhan General's current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting Wuhan General will be those anticipated by the company. Wuhan General undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

For more information, please contact:
Mr. Haiming Liu
CFO
Wuhan General Group
Tel: +86-27-5970-0067

Dan Joseph
ICR, Inc.
Tel: +86-21-6122-1077
dan.joseph@icrinc.com

Bill Zima
ICR, Inc.
Tel: +1-203-682-8200
william.zima@icrinc.com

Wuhan General Group (China), Inc.
Statements of Income
For the three and six months ended June 30, 2008 and 2007
(Stated in US Dollars)

	3 months	3 months	6 months	6 months
	ended	ended	ended	ended
Revenue	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Sales	$31,009,896	$17,542,361	$56,628,798	$29,819,700
Cost of Sales	21,436,174	12,133,967	38,997,454	20,471,948
Gross Profit	9,573,722	5,408,394	17,631,344	9,347,752

Operating Expenses
Selling Expenses	924,742	432,488	1,295,381	694,610
General & Administrative Expenses	2,240,758	357,542	4,489,300	1,819,146
Warranty Expense	526,933	239,301	557,217	423,461
Total Operating Expense	3,692,433	1,029,331	6,341,898	2,937,217

Operating Income	5,881,289	4,379,063	11,289,446	6,410,535

Other Income (Expenses)
Interest Income	34,489	1,376	348,449	14,125
Other Expenses	(116,663)	(78)	(117,427)	(1,043)
Interest Expense	(344,030)	(194,797)	(1,257,472)	(387,508)
Total Other Income (Loss) & Expense	(426,204)	(193,499)	(1,026,450)	(374,426)

Earnings before Tax	5,455,085	4,185,564	10,262,996	6,036,109

Income Tax	-	-	-	-

Net Income	$5,455,085	$4,185,564	$10,262,996	$6,036,109

Preferred Dividends Declared	237,095	299,625	517,460	473,625
Constructive Preferred Dividend	-	-	-	10,501,982
Income Available to Common Shareholders	$5,217,990	$3,885,939	$9,745,536	$(4,939,498)

Earnings Per Share
Basic	$0.23	$0.20	$0.46	$(0.25)
Diluted	$0.12	$0.11	$0.22	$(0.19)

Weighted Average Shares Outstanding
Basic	22,289,114	19,712,446	21,333,964	19,712,446
Diluted	47,397,192	38,048,658	47,430,111	26,115,798

Wuhan General Group (China), Inc.
Consolidated Balance Sheets
At June 30, 2008, and December 31, 2007
(Stated in US Dollars)

ASSETS	June 30, 2008	December 31, 2007
	(unaudited)	(audited)
Cash	748,870	992,965
Restricted Cash	4,421,939	9,108,866
Notes Receivable	-	1,865,491
Accounts Receivable	35,968,154	31,875,411
Other Receivable	2,821,995	1,977,646
Inventory	11,843,440	7,895,960
Advances to Suppliers	17,624,501	12,743,130
Advances to Employees	307,309	138,420
Prepaid Taxes	230,521	257,553
Real Property Available for Sale	1,057,831	993,861
Total Current Assets	75,024,561	67,849,304

Property, Plant & Equipment, net	20,880,715	20,401,546
Land Use Rights, net	1,927,171	1,830,476
Construction in Progress	19,356,882	9,897,484
Intangible Assets, net	383,675	381,281
Total Assets	$117,573,004	$100,360,092

LIABILITIES & STOCKHOLDERS' EQUITY

Liabilities

Bank Loans & Notes	28,508,122	28,132,664
Accounts Payable	5,271,708	4,747,298
Taxes Payable	806,774	1,043,383
Other Payable	3,842,521	3,137,575
Dividend Payable	563,558	898,875
Accrued Liabilities	4,143,779	2,003,800
Customer Deposits	5,263,155	5,034,464
Total Current Liabilities	48,399,618	44,998,059

Total Liabilities	48,399,618	44,998,059

Wuhan General Group (China), Inc.
Consolidated Balance Sheets
At June 30, 2008, and December 31, 2007
(Stated in US Dollars)

Stockholders' Equity	June 30, 2008	December 31, 2007
	(unaudited)	(audited)
Preferred Stock - $0.0001 Par Value 50,000,000 Shares Authorized; 7,705,493 and 10,287,554 Shares of Series A Convertible Preferred Stock Issued & Outstanding at June 30, 2008, and December 31, 2007, respectively	771	1,029
Additional Paid in Capital - Preferred Stock	10,086,926	13,466,990
Additional Paid in Capital - Warrants	6,572,334	6,572,334
Additional Paid in Capital - Beneficial Conversion Feature	7,866,102	10,501,982
Common Stock - $0.0001 Par Value 100,000,000 Shares Authorized; 22,857,711 and 19,712,446 Shares Issued & Outstanding at June 30, 2008, and December 31, 2007, respectively	2,285	1,971
Additional Paid in Capital	18,365,490	12,349,602
Statutory Reserve	2,261,116	633,771
Retained Earnings	16,601,839	8,483,648
Accumulated Other Comprehensive Income	7,416,523	3,350,706
Total Stockholders' Equity	69,173,386	55,362,033

Total Liabilities & Stockholders' Equity	$117,573,004	$100,360,092